EXHIBIT 99.1
ASSURANCEAMERICA CORPORATION ANNOUNCES AUGUST ‘06 RESULTS SHOWING CONTINUING PROFIT GROWTH
ATLANTA—(BUSINESS WIRE)—September 27, 2006—Atlanta based ASSURANCEAMERICA CORPORATION (OTC BB: ASAM), today announced its unaudited financial results for August 2006 and the eight months ended August 31, 2006.
Revenues for the month of August 2006 increased 29% to $4.5 million, compared to $3.5 million for the same month of 2005. Pretax earnings increased 191% for August 2006 to $288,000, compared to $131,000 in August 2005.
Revenues for the eight months of 2006 increased 63% to $37.2 million, compared with $22.7 million for the same period of 2005. The Company increased pretax earnings 92% for the first eight months of 2006 to $2.4 million, compared with $1.2 million in the same period last year.
Net income for the month of August increased 110% to $276,000, compared with $131,000 in the same period of 2005. Net income for the first eight months increased 39% to $1.7 million, compared with $1.2 million for the same period of 2005. Net income in 2005 reflected no provision for income taxes as the Company was able to fully utilize net operating tax loss carry forwards.
Gross Premiums Produced (a non-GAAP financial measure), which includes gross written premium in the Carrier/MGA’s underwriting operations plus premiums for policies sold in the retail Agency subsidiary, increased 14% from $10.6 million in August 2005 to $12.0 million in August 2006. Gross Premiums Produced increased 44% from $72.9 million for the eight months ended August 31, 2005 to $104.9 million for the same period of 2006. Gross Premiums Produced is used by management as the primary measure of the underlying growth of the Company’s revenue streams from period to period.
In announcing August’s and year-to-date results, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica Corporation said, “Our job involves far more than beating the competition. We must beat ourselves; that is, have better results year over year for the same period. We are proud that our pre-tax earnings year-to-date ‘06 are 92% better than the same period ‘05 as that indicates we surpassed the right thing — our own history!”
AssuranceAmerica focuses on the specialty automobile insurance marketplace, primarily in Alabama, Florida, Georgia, South Carolina, and Texas. Its principal operating subsidiaries are TrustWay Insurance Agencies, LLC (“Agency”), which sells personal automobile insurance policies through its 50 retail agencies, AssuranceAmerica Managing General Agency, LLC (“MGA”), and AssuranceAmerica Insurance Company (“Carrier”).
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, as discussed in the Company’s filings with the U.S. Securities Exchange Commission (SEC). Historical results are not indicative of future performance.
Contacts
AssuranceAmerica Corporation, Atlanta
Renee A. Pinczes, 770-952-0200 Ext. 105
Fax: 770-984-0173
rpinczes@aainsco.com